SEWARD & KISSEL LLP
901 K Street, NW Suite 800
Washington, DC 20001

Telephone: (202) 737-8833
Facsimile: (202) 737-5184 www.sewkis.com

January 11, 2022

North Square Investments Trust
10 South LaSalle Street, Suite 1925
Chicago, Illinois 60603

Re:    North Square Investments Trust Registration Statement on Form N-1A File Nos. 333-226989 and 811-23373

Ladies and Gentlemen:

As counsel to North Square Investments Trust, a Delaware statutory trust (the “Trust”), we have been asked to render our opinion with respect to the issuance of shares of beneficial interest of the Trust (the “Shares”), representing interests in North Square Advisory Research Small Cap Value Fund (formerly, North Square Advisory Research All Cap Value Fund), a series of the Trust.

As counsel for the Trust, we have participated in the preparation of the Post-Effective Amendment to the Trust’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) to become effective on January 11, 2022, pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended (the “Securities Act”) (as so amended, the “Registration Statement”) in which this letter is included as Exhibit (i). We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Delaware Secretary of State and, as to matters of fact material to the opinion set forth below, inquiries of officers of the Trust and such other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein. We also have assumed that the ownership of all Shares will be duly recorded in the books of the Trust or its transfer or similar agent. The opinion expressed below is limited to the Delaware Statutory Trust Act, as amended, 12 Del. C. §§ 3801-3863.

North Square Investments Trust January 11, 2022

Based upon the foregoing and subject to the following, we are of the opinion that the Shares, when issued, will be validly issued, fully paid and non-assessable by the Trust.

We note that, pursuant to Section 4.5 of Article IV of the Declaration of Trust, the Trustees have the power, as frequently as they may determine, to cause each shareholder of any particular series or class, to pay directly, in advance or arrears, for charges of the Trust’s transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of Shares in the account of such shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such shareholder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Seward & Kissel LLP